UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2023

Cidara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

(858) 752-6170

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	CDTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On March 1, 2023, Cidara Therapeutics, Inc. (the “Company”), announced efficacy and safety data from a planned interim analysis of the Company’s ongoing Phase 2a trial evaluating the pre-exposure prophylactic activity of CD388 against the H3N2 influenza A virus strain, as of a February 13, 2023 data cut-off. The Phase 2a trial is a single-center, randomized, double-blind influenza challenge study in healthy volunteers designed to assess the prophylactic antiviral activity, safety, tolerability and pharmacokinetics of CD388 in healthy volunteers. The interim analysis is based on 56 subjects enrolled in the trial, with 28 subjects receiving a single dose of CD388 (150 mg) and 28 subjects receiving a placebo. The interim data for the primary efficacy endpoint of Area Under the Viral Load-Time Curve (VL-AUC) and for the secondary efficacy endpoint of influenza infection incidence for 150 mg CD388 versus placebo are shown below in Table 1.

Table 1.

	Placebo (n=28)	CD388 150 mg (n=28)
Area Under the Viral Load-time Curve (VL-AUC)- Mean (SD)	16.1 (11.9)	10.7 (8.0)
PCR confirmed influenza infection- n (%)	14 (50%)	6 (21.4%)

As shown in Table 1, despite the small sample size in this planned interim analysis, a decrease in viral replication in the upper respiratory tract and influenza infection was observed in participants receiving a single dose of CD388 when compared to placebo. No treatment emergent adverse events leading to study discontinuation or serious adverse events were reported in the interim analysis. All participants included in the interim analysis received either CD388 or placebo and were then challenged with influenza five days later.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cidara Therapeutics, Inc.

Date: March 1, 2023		/s/ Jeffrey Stein, Ph.D.
Jeffrey Stein, Ph.D.
President and Chief Executive Officer (Principal Executive Officer)